STOCK PURCHASE and SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT ("Agreement") is effective as of the 23rd day of May, 2019, by and between Global WholeHealth Partners Corp a Wyoming Corporation, with a notice address of 2227 Avandia Oliva, San Clemente, CA 92673 (Seller), and Global WholeHealth Partners Corp a Nevada Corporation, with a notice address at 1402 North El Camino Real, San Clemente CA, 92672 (Buyer). It is hereby noticed that LionsGate Funding Group LLC located at 1402 N El Camino Real, San Clemente, CA 92672 at the time of this agreement was the controlling shareholder of Global WholeHealth Partners Corp, Nevada and the founder, sole shareholder and director of Global WholeHealth Partners Corp, Wyoming and whereas Sara Gonzales was the acting sole officer and director of both companies.

WHEREAS, Seller owns Suppliers and contacts in the In vitro diagnostic industry, with rights to sell rapid diagnostic tests, such as the following 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and 75 plus other test with more than 40 which are FDA approved, This Agreement provides for the acquisition of the Shares by Buyer for a total purchase price of Fifty-Six Million (56,000,000) shares of Common Stock set forth at Par Value of $.001 as an exchange of shares of Seller’s common stock for a 1 to 1 ratio. (the "Purchase Price") on the terms and conditions set forth below.

WHEREAS, Seller and Buyer have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in their best interests, respectively.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer or Buyer's assignee, and Buyer agrees to purchase from Seller, the Shares.

Section 1.2 Closing. The purchase of the Shares shall be consummated at a closing ("Clos- ing") to take place on or before May 23, 2019, unless Seller’s list shares are held up or buyers shares are delayed to be exchanged is made prior or post to this date (the "Closing Date"). The Purchase Price for the Shares shall be paid on or before the Closing Date, by Buyer to Seller by transfer or other form of immediate1y available good shares against delivery of the Shares in transferable form from Seller to Buyer or Buyer's assignee, provided to facilitate the Closing.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

As an inducement to and to obtain the reliance of Buyer, Seller individually represents and warrants to Buyer as follows:

Section 2.1 No Conflict, Authority, Issued Shares. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Seller is a party or to which the Shares are subject. Seller has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement. The Buyer is authorized to issue up to 60,000,000 shares of common stock and up to 10,000,000 shares of pre- ferred stock. As of the date hereof there are 116,344 shares of issued and outstanding common stock. No preferred shares have been designated and there are --0- shares of issued and outstanding preferred stock.

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Section 2.2 Title to the Shares; No Pending Litigation. Seller owns of record and benefi- cially the Shares of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. Other than disclosed by the Seller to the Buyer, there are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares. To Seller's actual knowledge, there is no pending or threatened complaint, suit, demand or other dispute relating to the Shares or the Company. The Company is validly existing and in good standing under the laws of the State of Wyoming. To the Seller's knowledge, the Company has no assetsother than the rights to sell diagntstic Rapid Test with no liens against the rights

Section 2.3 Brokers and Finders. The Seller represents and warrants that he/she/it has made no agreements involving any fees of any type that relate to this Agreement that would involve the Buyer, including but not limited to broker's fee, finder's fees or any similar compensation arrangement.

As an inducement to and to obtain the reliance of Seller, Buyer individually represents and warrants to Seller as follows:

Section 2.4 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Buyer is a party. Buyer has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.5 Restricted Shares. Both Buyer and Seller acknowledge that the Shares that are being exchanged or purchased are not reregistered and have not been registered under the Securities Act or any state securities laws, will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act which relate to private offerings, will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and the Buyer must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Buyer acknowledges that the shares shall bear restrictive legends.

Section 2.6 Buyer's Sophistication. Both Buyer and Seller (i) acknowledge that the exchange or purchase of Shares involves a high degree of risk in that the Companies has have limited business operations and may require substantial funds; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (iii) bas such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction; (iv) that the exchange or sale of the Shares to Buyerand Seller are not registered with the U.S. Securities and Ex- change Commission or with the securities administrator of any state; (v) that the Shares are being exchanged or sold pursuant to an exemption from such registration requirements; and (vi) the Shares are "restricted securities" that will bear a restrictive legend prohibiting their further transfer without registration or any exemption therefrom.

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Section 2.7 Brokers and Finders. The Buyer represents and warrants that he/she/it has made no agreements involving any fees of any type that relate to this Agreement that would involve the Seller, including but not limited to broker's fee, :finder's fees or any similar compensation arrangement.

Section 2.8 Doe Diligence Materials Provided. Buyer acknowledges that Seller has provided Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller' s possession or control. Buyer acknowledges that Seller has only recently become the controlling shareholder of the Company and has obtained control of the Company by being the founder and initial investor which, by its nature, provides Seller with only very limited information regarding the Company, since the company is new.

ARTICLE III

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1 Seller's Delivery. On the Closing Date, the Seller shall deliver the following to Buyer, conditioned upon (i) all of Buyer' s representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Buyer's performance of its delivery obligations in section 3.2, below:

The Shares required for the transfer of the Shares to Buyer. If necessary, after the sale closes the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Shares to Buyer.

Written consent from the Company's board of directors appointing Buyer s designee to the board of directors, effective upon Closing.

Written resignation from all members of the Company's board of directors excepting only Buyer's designee, effective upon Closing.

A written resignation from all officers of the Company, effective upon Closing.

Section 3.2 Buyer's Delivery. On the Closing Date, Buyer shall deliver the following to Seller, conditioned upon (i) all of Seller' s representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Seller's performance of its delivery obligations in section 3.1, above:

Transfer Fifty-Six Million (56,000,000) common shares of Buyer’s public company value of stock set forth at Par $.001

Paid to seller no later than May 23, 20I9

Buyer to pay for any and all escrow fees if any.

Control block of stock will be transferred to Buyer at Closing. Seller will deliver company to buyer in good standing at Closing.

A written consent to serve on the Company's board of directors by the Buyer's nominee, effective upon Closing, including the nominee's mailing address.

A written consent from Buyer's nominee to serve as the President and as other officers of the Company, effective upon Closing, including the nominee's mailing address.

A written consent from the Buyer's nominee to the board of directors, acting in his or her capacity as the sole director of the Company, appointing Buyer's nominee to serve as President and to other offices of the Company, effective upon Closing.

A written acceptance from Buyer's nominee to serve as the statutory registered agent for the Company, if and only if, a change in Resident Agency is desired, effective upon Closing, together with the new registered office for the Company which registered office shall be a street address and not a post-office box or similar mail drop service.

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ARTICLE IV

MISCELLANEOUS

Section 4.1 Notification of Pink OTC Markets, Inc. and Nevada Secretary of State. Buyer shall, not later than forty-eight (48) hours following the Closing take the following actions:

Notify Pink OTC Markets, Inc., both via certified letter and by access to the website section of www.otcmarkets.com established for this purpose, of the new address and registered agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President. Buyer shall promptly pay any fees associated with this notice.

Notify the Nevada Secretary of State, by filing an amended annual list of officers and directors and by filing a change in resident agent notification, of the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President. Buyer shall promptly pay any fees associated with these filings.

Confirm to Seller in writing via certified letter to Seller, and by providing copies of the notices and filings provided to Pink OTC Markets, Inc. and the Nevada Secretary of State, that Buyer has performed its obligations pursuant to sections 4.l (a) and(b), above.

Should Buyer fail to perform according to this Section 4.1, Buyer expressly authorizes Se11er to provide the notices and filings contemplated by this Section 4.1 and Buyer agrees to promptly reimburse Seller for all expenses related thereto, including filing fees and attorney's fees actually incurred.

Section 4.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed to the addresses set forth in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 4.3 Attorneys' Fees. Except as expressly provided herein, each party will be responsible for their own attorney's fees.

Section 4.4 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 4.5 Third Party Beneficiaries. This contract is between Seller and Buyer. Except for the shareholders of the Company and as specifically provided, no other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 4.6 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, under- standing, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 4.7 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated within the applicable statue of limitations.

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Section 4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 4.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 4.10 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 4.11 Headings; Context The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 4.12 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 4.13 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or vio- lation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 4.14 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 4.15 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agree- ment; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 4.16 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale con- templated by this Agreement. The parties hereto agree to cooperate and use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement.

Section 4.17 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws. Any dispute arising out of this Agreement shall be resolved in the state or federal courts sited in Clark County, Nevada, to the exclusion of all other venues. The prevailing party in any such action shall be entitled to an award of costs and its reasonable attorneys' fees.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller: Global WholeHealth Partners Corp, WY Controlling Shareholder: LIONSGATE FUNDING GROUP LLC	Buyer: Global WholeHealth Partner Corp, NV Controlling Shareholder: LIONSGATE FUNDING GROUP LLC
/s/ Sara P. Gonzales Sara P. Gonazales, Managing Member President and Sole Director Address of Seller for Notices: Sara P. Gonzlaes 2227 AVENIDA OLIVA San Clemente, CA 92673

/s/ Sara P. Gonzales

Sara P. Gonazales, Managing Member

Sole Director and Officer Global WholeHealth Partners Corp, NV

Address of Buyer for Notices:

Sara P. Gonzales,

1402 N El Camino Real

San Clemente, CA 92672

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